Exhibit 99.2

THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

This Third Amendment to the Stock Purchase Agreement (this “Amendment”) is made this 30th day of January, 2012, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Seller (the “Company”, and collectively with the Seller, Buyer and Buyer Parent, the “Parties”, and each, a “Party”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, the Parties entered into a Stock Purchase Agreement on March 7, 2011, as amended by a First Amendment to Stock Purchase Agreement, dated May 27, 2011, and as further amended by a Second Amendment to Stock Purchase Agreement, dated November 23, 2011 (together, the “Stock Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as reflected herein.

NOW, therefore, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.  Exhibit B of the Stock Purchase Agreement.  Exhibit B of the Stock Purchase Agreement, Form of IP License Agreement, is hereby deleted in its entirety and replaced by the Form of IP License Agreement attached hereto as Exhibit A.

2.  Effect on the Stock Purchase Agreement.  This Amendment shall not constitute a waiver, amendment or modification of any provision of the Stock Purchase Agreement not expressly referred to herein.  Except as expressly amended or modified herein, the provisions of the Stock Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.  On and after the date hereof, each reference in the Stock Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Stock Purchase Agreement as amended hereby, although it shall not alter the dates as of which any provision of the Stock Purchase Agreement speaks.  For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to March 7, 2011, the date that the Stock Purchase Agreement was originally executed. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Stock Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

3.  Miscellaneous.  Sections 12.4, 12.5, 12.7 and 12.13 of the Stock Purchase Agreement are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Third Amendment to Stock Purchase Agreement as of the date first written above.

“BUYER PARENT” WESTERN DIGITAL CORPORATION

By:	/s/ John F. Coyne
	Name:	John F. Coyne
	Title:	President & CEO

“BUYER” WESTERN DIGITAL IRELAND, LTD.

By:	/s/ Michael Ray
	Name:	Michael Ray
	Title:	Vice President

“SELLER” HITACHI, LTD.

By:	/s/ Toyoki Furuta
	Name:	Toyoki Furuta
	Title:	General Manager, Business Development Office

“COMPANY” VIVITI TECHNOLOGIES LTD.

By:	/s/ Christopher Dewees
	Name:	Christopher Dewees
	Title:	SVP & General Counsel

Signature Page to Third Amendment to Stock Purchase Agreement

EXHIBIT A

Amended and Restated Form of IP License Agreement

[See Attached]

Exhibit B

FORM OF

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of the Closing Date (as defined below), is entered into by and between Western Digital Corporation (“Buyer Parent”), a Delaware company with its principal place of business at 3355 Michelson Drive, Suite 100 Irvine, California 92612, USA, and Hitachi, Ltd. (“HITACHI”), a Japanese company with its principal place of business at 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280, Japan.  Each of the signatories to this Agreement is referred to as a “Party,” and jointly as the “Parties.”

RECITALS

WHEREAS, Buyer Parent, Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (the “Buyer”), HITACHI, and Hitachi Global Storage Technologies Holdings Pte. Ltd., a company incorporated under the laws of the Republic of Singapore (“HGST”) and a wholly owned subsidiary of HITACHI, have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Buyer Parent desires to enter into a patent cross-license with HITACHI for certain technologies and enter into a mutual release of claims pursuant to the terms and conditions of this Agreement; and

WHEREAS, pursuant to the Purchase Agreement, HITACHI desires to enter into a patent cross-license with Buyer Parent for certain technologies and enter into a mutual release of claims pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set out below, the Parties agree as follows:

TERMS OF AGREEMENT

1.	DEFINITIONS

1.1	“External Drive” means an enclosure that encases one or more HDDs or SSDs and related peripheral hardware, or Software or Firmware components (other than RAID).

1.2
“Existing Terms” means terms and conditions in written agreements existing as of the Closing Date between HGST or any of its Subsidiaries, on the one hand, and HITACHI or any HITACHI Sublicensed Subsidiary, on the other hand, with respect to license limitations, restrictions on use (with respect to any intellectual property rights, Works or materials not owned by HITACHI or a HITACHI Sublicensed Subsidiary), restrictions on disclosure, royalties or other consideration, and/or license duration.

1.3
“Have Made” means to have any products or other items subject to the licenses granted herein made by a third-party manufacturer for the use, lease, sale or other transfer by a Party or its Subsidiaries; provided, however, that (i) the specifications for such products or other items were solely or jointly created by or at the direction of such Party or its Subsidiaries, and (ii) such product or other item is not an off-the-shelf product of a third-party manufacturer.

1.4
“HDD” means any device designed to magnetically record and/or read digital information on or from a rotating disk (“Rotating Magnetic Storage”) that contains one or more spindle motors, one or more magnetic heads, and one or more actuators, all of which are incorporated in a single enclosure, and related peripheral hardware, or Software or Firmware components.  For the avoidance of doubt “HDD” (a) includes any device that incorporates both Rotating Magnetic Storage and other digital storage media, such as semiconductor-based memory, but only in the case that the memory capacity of Rotating Magnetic Storage supersedes that of other digital storage media, and (b) excludes External Drive, RAID (as defined below), Information Versatile Disk for Removable Usage (iVDR), and optical disk products.

1.5
“Buyer Parent SSD Patents” means all Patents related to SSD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which Buyer Parent or any of its Subsidiaries has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of SSD.

1.6	“Storage Software Products” means the Hitachi BackupTM software product and the LifestudioTM software product.

1.7
“Storage Software Patents” means all Patents related to the Storage Software Products (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which Hitachi or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of the version of either Storage Software Product that is generally commercially available as of the Closing Date.

1.8
“HGST RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the first anniversary of the Closing Date (ii) under which Buyer Parent or any of its Subsidiaries has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, (iii) whose named inventors are or were employees or contractors of HGST or any of its Subsidiaries on or prior to the Closing Date or that were assigned or exclusively licensed to HGST or any of its Subsidiaries on or prior to the Closing Date, and (iv) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of RAID.

1.9
“Buyer Parent RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term (ii) under which Buyer Parent or any of its Subsidiaries has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of RAID.  For clarity, the Buyer Patent RAID Patents include, but are not limited to, the HGST RAID Patents.

1.10	“Closing Date” has the meaning set forth in the Purchase Agreement.

1.11
“HITACHI External Drive Patents” means all Patents related to External Drive (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of External Drive.

1.12
“HITACHI HDD Patents” means all Patents related to HDD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of HDD.

1.13
“HITACHI Exclusions” means (i) any Works (e.g., Software) that as of the Closing Date are made generally commercially available by HITACHI or any of the HITACHI Sublicensed Subsidiaries, and (ii) any proprietary information of HITACHI or any of the HITACHI Sublicensed Subsidiaries that has been disclosed to HGST or any of its Subsidiaries in its role as a supplier or potential supplier of products to HITACHI or a HITACHI Sublicensed Subsidiary.

1.14
“HITACHI Licensed Copyrights” means copyrights owned by HITACHI or any of the HITACHI Sublicensed Subsidiaries as of the Closing Date in any Works that were provided to HGST by HITACHI or any HITACHI Sublicensed Subsidiary prior to, and are used by HGST or any of its Subsidiaries as of, the Closing Date; provided, however, that “HITACHI Licensed Copyrights” do not include any copyrights embodied or used in any HITACHI Exclusions.

1.15
“HITACHI Licensed Trade Secrets” means trade secrets owned by HITACHI or any of the HITACHI Licensed Subsidiaries as of the Closing Date that were provided to HGST by HITACHI or any HITACHI Sublicensed Subsidiary prior to, and are used by HGST or any of its Subsidiaries as of, the Closing Date; provided, however, that “HITACHI Licensed Trade Secrets” do not include any trade secrets embodied or used in HITACHI Exclusions.

1.16
“HITACHI RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of RAID.

1.17
“HITACHI SSD Patents” means all Patents related to SSD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, and (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of SSD.

1.18	“HITACHI Sublicensed Subsidiary” means any HITACHI Subsidiary to which the rights, licenses, releases, covenants and privileges are extended in accordance with Section 2.4.

1.19	“Non-HDD Business” means any entity (or internal business division or organization of an entity) that is principally engaged in a business other than the design, sale, or manufacture of HDDs.

1.20
“Patents” means all classes and types of patents, including utility patents, utility models, design patents, invention certificates, including divisionals, continuations, continuations-in-part, reexaminations, reissues, extensions and renewals, in all jurisdictions of the world.

1.21	“RAID” means a device comprised of an assembly of storage media components and related peripheral hardware, or Software or Firmware components contained within one or more enclosures, combined with associated Software or Firmware, for the purpose of data storage and retrieval, designed to protect digital information from a single component failure or to enhance performance by dividing data among multiple storage media components.  For the avoidance of doubt, “RAID” excludes storage media components incorporated therein.

1.22	“Software or Firmware” means a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.

1.23
“SSD” means a product, component, subcomponent or subassembly thereof, and related peripheral hardware, or Software or Firmware components, designed, in whole or in part, to electrically write, read and/or erase digital information from storage media or memory (including, without limitation, NOR-flash, NAND-flash, or MRAM semiconductor microchips), which utilizes an HDD-type interface (or an interface also employed for HDDs), including without limitation, PATA, SATA, SAS, PCI Express, SCI, Fibre Channel, USB 3.0 and InfiniBand.  For the avoidance of doubt, “SSD” excludes HDD and RAID.

1.24
“Subsidiary” of either party shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly, or indirectly, by such party.  For the purposes of this Agreement, HGST and its Subsidiaries will be Subsidiaries of Buyer Parent (subject to meeting the requirements of the preceding sentence) and are not Subsidiaries of HITACHI.

1.25	“Term” means the period from the Closing Date through the fifth anniversary of the Closing Date.

1.26	“HDD Component” means any component, subcomponent, subassembly, Software or Firmware which is specifically designed for HDD, whether or not sold as a stand-alone unit or integrated within an HDD.

1.27	“Works” means works of authorship and other copyrightable materials and subject matter, including Software to the extent within the subject matter of copyright.

1.28
“3.5” HDD” means an HDD in the 3.5” form factor having an enclosure with a width of 101.6mm and a depth of 146mm that is designed and sold for use in, and used in, consumer electronics and desktop personal computer products only.  For clarity, the term “3.5” HDD” does not include (a) HDDs in any form factor designed for use in, sold for use in or used in servers or other applications other than consumer electronics or desktop personal computers or (b) HDD Components.

2.	LICENSES, RELEASES, AND COVENANTS GRANTED TO HITACHI

2.1
SSD License to HITACHI.  Buyer Parent, on behalf of itself and its Subsidiaries, hereby grants to HITACHI a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense (other than pursuant to Section 2.4), under the Buyer Parent SSD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of SSD.

2.2
RAID License to HITACHI.  Buyer Parent, on behalf of itself and its Subsidiaries, hereby grants to HITACHI a non-exclusive, irrevocable, fully paid-up, world-wide, license, without the right to grant a sublicense (other than pursuant to Section 2.4), under the Buyer Parent RAID Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of RAID.

2.3
Past Release to HITACHI.  Buyer Parent, on behalf of itself and its Subsidiaries, hereby irrevocably releases and forever discharges HITACHI and the HITACHI Sublicensed Subsidiaries from any and all claims, losses, demands, causes of action, liabilities, and rights of action of any kind, at law or in equity, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or unliquidated, for any act of direct or indirect infringement, before the Closing Date, of any Buyer Parent SSD Patent or Buyer Parent RAID Patent by HITACHI or any HITACHI Sublicensed Subsidiary making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of SSD (in the case of Buyer Parent SSD Patents) or RAID (in the case of Buyer Parent RAID Patents).  For the avoidance of doubt, the foregoing release is intended to and does apply to all activities of HITACHI and the HITACHI Sublicensed Subsidiaries that fall within the scope of the licenses granted by Buyer Parent set forth in this Agreement that were carried out before the Closing Date.

2.4
Extension to HITACHI’s Subsidiaries.  HITACHI shall have a right to extend to its Subsidiaries the rights, releases, licenses, covenants and any other privileges granted to HITACHI hereunder, if such Subsidiary agrees to abide by the terms and conditions of this Agreement and include its Patents in HITACHI HDD Patents, HITACHI External Drive Patents, HITACHI RAID Patents, and HITACHI SSD Patents as if it were named in the place of HITACHI hereunder, subject to the termination provision in Section 4.2.

2.5
Covenant Not To Sue HITACHI Regarding RAID.  Buyer Parent and its Subsidiaries shall reserve the right to sue the sellers and/or manufacturers of HDD incorporated into RAID sold to HITACHI or HITACHI Sublicensed Subsidiaries for infringement of Buyer Parent Patents related to HDD by making, using, selling, offering to sell, leasing, importing or otherwise disposing of such HDD incorporated into RAID; provided however, that Buyer Parent, on behalf of itself and its Subsidiaries, covenants not to sue HITACHI, HITACHI Sublicensed Subsidiaries, or their customers (to the extent the RAID was purchased from HITACHI or HITACHI Sublicensed Subsidiaries) for infringement of Buyer

Parent Patents related to HDD by using, leasing, importing, exporting, selling, offering to sell such HDD incorporated into RAID.

3.	LICENSES, RELEASE AND COVENANTS GRANTED TO BUYER PARENT

3.1
HDD/HDD Component License to Buyer Parent.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide, license, without the right to grant a sublicense (other than pursuant to Section 3.11), under the HITACHI HDD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of HDD and HDD Components.

3.2
SSD License to Buyer Parent.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense under HITACHI SSD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of SSD.

3.3
RAID License to Buyer Parent.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense , under HITACHI RAID Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of RAID.

3.4
External Drive License to Buyer Parent.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense , under HITACHI External Drive Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of External Drive.

3.5
Storage Software License.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide, term license, without the right to grant a sublicense , under the Storage Software Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of the Storage Software Products, including future versions thereof.

3.6
HITACHI Licensed Copyrights License.  Subject, in the case of any particular HITACHI Licensed Work, to any applicable Existing Terms, HITACHI, on behalf of itself and the HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a nonexclusive, irrevocable, fully paid-up, world-wide, perpetual license under the HITACHI Licensed Copyrights to reproduce, distribute, display, perform, and make derivative works of any Works covered by the HITACHI Licensed Copyrights (“HITACHI Licensed Works”), in each case, in the ordinary course of the business of Buyer Parent and its Subsidiaries (such license, the “HITACHI Licensed Copyrights License”).

Buyer Parent and its Subsidiaries may grant sublicenses under the HITACHI Licensed Copyrights License to third parties (a) as provided in Section 3.11 and (b) in connection with the development, manufacture, distribution, provision, sale and use of any products or services of Buyer Parent and its Subsidiaries, in each case, solely in such fields, provided that any disclosure to such third parties of HITACHI Licensed Trade Secrets embodied in HITACHI Licensed Works (and any use of such HITACHI Licensed Trade Secrets by such third parties) shall be only as permitted by Section 3.8.

3.7
HITACHI Licensed Trade Secrets License.  Subject to the terms and conditions of this Agreement and, in the case of any particular HITACHI Licensed Trade Secret, to any applicable Existing Terms, HITACHI, on behalf of itself and the HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries, a nonexclusive, irrevocable, fully paid-up, worldwide, perpetual license under the HITACHI Licensed Trade Secrets to use the HITACHI Licensed Trade Secrets, in each case, in the ordinary course of the business of Buyer Parent and its Subsidiaries (the “HITACHI Licensed Trade Secrets License”).  The HITACHI Licensed Trade Secrets shall be deemed Confidential Information of HITACHI and the HITACHI Trade Secret License shall be subject to the terms and conditions of Section 3.8.  Notwithstanding the preceding sentence, Buyer Parent and its Subsidiaries may disclose the HITACHI Licensed Trade Secrets to and allow use of the HITACHI Licensed Trade Secrets by third parties as (a) provided in Section 3.11 and (b) reasonably necessary in connection with the development, manufacture, distribution, provision, sale, and use of the products and services of Buyer Parent and its Subsidiaries, in each case, solely in such fields, provided that such third parties are bound in writing by confidentiality terms at least as protective as those set forth in Section 3.8.  Except as expressly set forth in the preceding sentence or as expressly permitted by Section 3.8, Buyer Parent and its Subsidiaries shall not (and shall have no right to) disclose or allow the use of any HITACHI Licensed Trade Secret.

3.8
Confidentiality.  Buyer Parent and its Subsidiaries shall maintain the HITACHI Licensed Trade Secrets with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances.  Buyer Parent and its Subsidiaries shall not disclose any HITACHI Licensed Trade Secrets to third parties except where (i) such disclosure is required by law or order of a court of competent jurisdiction, provided that, in such event, Buyer Parent shall provide HITACHI prompt, advance notice of such requirement to allow intervention (and shall cooperate with HITACHI) to contest or minimize the scope of the disclosure (including through application for a protective order), (ii) the HITACHI Licensed Trade Secret disclosed was in the public domain prior to the disclosure to Buyer Parent or its Subsidiaries, (iii) the HITACHI Licensed Trade Secret disclosed becomes part of the public domain by publication or otherwise except by breach of this Agreement, or (iv) Buyer Parent can establish by competent proof the HITACHI Licensed Trade Secret disclosed was received from a third party without restrictions on confidentiality.  Buyer Parent shall be responsible to HITACHI for the acts and omissions of any Subsidiary, employee or agent with respect to such confidentiality obligations.  To the extent a particular HITACHI Licensed Trade Secret is subject to confidentiality obligations under a written agreement existing as of the Closing Date between HGST or any of its Subsidiaries, on the one hand, and HITACHI or any HITACHI Sublicensed Subsidiary, on the other hand, the obligations set forth in this Section 3.8 will not extend in duration beyond the expiration of the confidentiality obligations set forth in such written agreement.

3.9
Past Release to Buyer Parent.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby irrevocably releases and forever discharges Buyer Parent and its Subsidiaries from any and all claims, losses, demands, causes of action, liabilities, and rights of action of any kind, at law or in equity, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or unliquidated, for any act of direct or indirect infringement, before the Closing Date, of any HITACHI HDD Patent, HITACHI SSD Patent, HITACHI External Drive Patent, HITACHI RAID Patent or Storage Software Patent by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of HDD (in the case of HITACHI HDD Patents), External Drive (in the case of HITACHI External Drive Patents), SSD (in the case of HITACHI SSD Patents), RAID (in the case of HITACHI RAID patents) or Storage Software Products (in the case of Storage Software Patents).  For the avoidance of doubt, the foregoing release is intended to and does apply to all activities of Buyer Parent and its Subsidiaries that fall within the scope of the licenses granted by HITACHI set forth in this Agreement that were carried out before the Closing Date.

3.10
No Licenses to Third Parties.  Nothing in this Agreement shall be deemed to grant any license, immunity, release, or other right to any person or entity, other than the Parties and their respective Subsidiaries, as provided herein.

3.11
Divestment Sublicense.  Buyer Parent shall have a right to grant to Toshiba Corporation (“Toshiba”) a sublicense under the rights granted to Buyer Parent pursuant to Sections 3.1, 3.6 and 3.7, effective upon the closing of Toshiba’s purchase from Buyer Parent of assets relating to the 3.5” HDD business owned by Viviti Technologies Limited pursuant to the Purchase Agreement in connection with any commitment to, order by, regulation of, or other obligation to a regulatory body, competition authority or similar entity including the commitments under the Case No. Comp M.6203 Western Digital / Viviti Technologies Commitments to the European Commission (collectively, such assets purchased by Toshiba constituting the “Divested Business”), subject to the following conditions:

(a)
the sublicense granted to Toshiba under the rights granted to Buyer Parent pursuant to Sections 3.1, 3.6 and 3.7 will apply only with respect to developing, making, Having Made, using, importing, exporting, selling, leasing, offering to sell, distributing and otherwise disposing of 3.5” HDDs in the ordinary course of Toshiba’s 3.5” HDD business;

(b)
the sublicense granted to Toshiba under the rights granted to Buyer Parent pursuant to Sections 3.1, 3.6 and 3.7 will apply only to the operation of the Divested Business, and not to the operation of any businesses or assets (whether or not related to 3.5” HDDs) possessed by Toshiba prior to Toshiba’s acquisition of the Divested Business, or acquired or developed by Toshiba independently of Toshiba’s acquisition of the Divested Business; and

(c)
the sublicense granted to Toshiba will be pursuant to a written agreement, satisfactory in form to Hitachi, obligating Toshiba to observe all applicable terms and conditions of this Agreement with respect to rights granted to Toshiba, and containing confidentiality terms at least as protective of the HITACHI Licensed Trade Secrets, and HITACHI’s rights therein, as the terms of Section 3.8 of this Agreement, and further containing terms expressly designating Hitachi as an intended third party beneficiary and providing that Hitachi shall have the right to exercise the same rights and remedies against Toshiba with respect to the sublicense as HITACHI may exercise against Buyer Parent with respect to the applicable provisions of this Agreement.  For the avoidance of doubt, the form set forth as Exhibit A is satisfactory to Hitachi as relates to the sublicense pursuant to this Section 3.11.

Notwithstanding anything to the contrary, HITACHI may enforce any rights or seek any remedies arising from any act or omission by Toshiba directly against Toshiba or Buyer Parent; provided, however, that HITACHI will not seek injunctive relief against Buyer Parent, or terminate any rights of Buyer Parent pursuant to this Agreement, due to a breach of the sublicense by Toshiba.  If HITACHI is unable to enforce any rights or remedies against Toshiba because of Toshiba’s status as a sublicensee under the sublicense agreement (as opposed to a direct licensee of HITACHI), then, Buyer Parent and its Subsidiaries shall reasonably cooperate with HITACHI to enforce such rights or obtain remedies (including, to the extent necessary, Buyer Parent’s or its Subsidiaries’ joining as a party to any enforcement action or terminating rights granted to Toshiba pursuant to the sublicense agreement).  Buyer Parent shall provide a copy of the executed sublicense agreement to HITACHI, and, with respect to those terms relating to the sublicense from HITACHI, shall (i) not amend the sublicense agreement without HITACHI’s prior consent, (ii) provide HITACHI with prompt notice of any breach of the sublicense agreement by Toshiba of which Buyer Parent becomes aware, and (iii) not waive any such breach of the sublicense agreement by Toshiba without HITACHI’s prior consent.

4.	TERMS AND TERMINATIONS

4.1
Termination and Survival.  The licenses granted in Sections 2.1, 3.2, 3.3, 3.4 and shall terminate at the end of Term.  Further, the license grant in Sections 2.2 and 3.1 shall terminate in part:  with respect to Section 2.2, only the license under Buyer Parent RAID Patents that are not HGST RAID Patents shall terminate at the end of the Term; with respect to Section 3.1, only the license under Patents issued or issuing on patent applications entitled to a first effective filing date after the first anniversary of the Closing Date shall terminate at the end of the Term.  The remainder of the licenses set forth in Sections 2.2 and 3.1, including their transferability, shall continue and remain in full force and effect until the expiration of the life of the last Patent, as defined herein.  In addition, the covenant set forth in Section 2.5 shall terminate (a) at the end of the Term, with respect to Patents issued or issuing on patent applications entitled to a first effective filing date after the first anniversary of the Closing Date and (b) upon the expiration of the life of the last Patent subject to the covenant, as to all other Patents subject to the covenant.  The remainder of this Agreement, including the licenses set forth in Sections 3.6 and 3.7 and the provisions of Section 3.8, shall continue and remain in full force for so long as any HITACHI License Copyright or HITACHI Licensed Trade Secret continues to exist and be enforceable.

4.2
Termination of the Rights Granted to Subsidiaries.  All rights, licenses and covenants granted to any Subsidiaries of either Party shall automatically terminate in the event that such Subsidiaries no longer fall under the definition of “Subsidiary,” as defined herein.

4.3
Termination For Material Breach.  If Buyer Parent or any of its Subsidiaries breaches Section 2.5 of this Agreement, and if such material breach is not corrected within sixty (60) days after written notice by HITACHI, the continuing covenants, rights, licenses, and any other privileges granted to Buyer Parent and its Subsidiaries in this Agreement may be terminated by HITACHI forthwith by written notice to Buyer Parent; provided that no such termination shall terminate, modify or limit, in any manner, any of the continuing covenants, rights, licenses, and any other privileges granted to HITACHI and the HITACHI Sublicensed Subsidiaries in this Agreement, all of which shall continue unaffected.

4.4	Termination For Bankruptcy. A Party may terminate this Agreement by giving written notice of termination to the other Party at any time upon or after:

(a)	the filing by the other Party of an petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;

(b)	any adjudication that the other Party is bankrupt or insolvent;

(c)
the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;

(d)	the appointment of a receiver for all or substantially all of the property of the other Party;

(e)	the institution of any proceeding for the liquidation winding up of the other Party’s business which petition or proceeding is not dismissed within sixty (60) days.

Notwithstanding the foregoing, the occurrence of any of the events provided above shall not be deemed to terminate, modify or limit, in any manner (or permit a Party to terminate, modify or limit, in any manner), any of the continuing covenants, rights, licenses and any other privileges granted to the terminating Party and its Subsidiaries in this Agreement, all of which shall continue unaffected by such event.

4.5
No Release on Termination.  No termination in this Agreement pursuant to Section 4.2, 4.3, or 4.4 above shall relieve either Party of any obligation or liability accrued hereunder prior to such termination.

5.	REPRESENTATIONS AND WARRANTIES

5.1
Authority.  Each Party represents and warrants that it has the corporate power and authority to enter this Agreement, and to carry out the terms and obligations set forth in this Agreement, and that the persons executing this Agreement on its behalf have the authority to act for and bind the Party and/or, in case of Buyer Parent, its Subsidiaries, and in case of HITACHI, HITACHI Sublicensed Subsidiaries.

5.2
Buyer Parent’s Right To Grant.  Buyer Parent, on behalf of itself and its Subsidiaries, represents and warrants that Buyer Parent (or a Subsidiary of Buyer Parent) owns, and that Buyer Parent has the right to license, the Patents licensed by Buyer Parent; and that it is not a party to any agreements or obligations inconsistent with this Agreement.

5.3
HITACHI’s Right To Grant.  HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, represents and warrants that HITACHI (or a HITACHI Sublicensed Subsidiary) owns, and that HITACHI has the right to license, the Patents licensed by HITACHI; and that it is not a party to any agreements or obligations inconsistent with this Agreement.

5.4
No Warranty by Buyer Parent.  This Agreement does not and shall not be interpreted or construed to include:  (a) any warranty or representation on the part of Buyer Parent as to the validity, enforceability, or scope of any Patent licensed by Buyer Parent; (b) any warranty or representation that any specific apparatus or method used by HITACHI in connection with any Patents licensed by Buyer Parent is or will be free from infringement of patents of others or other intangible rights of third parties; (c) any requirement to file any patent application, or secure or maintain any patent; (d) any obligation to bring or prosecute any action for infringement of any Patent licensed by Buyer Parent; (e) any obligation to furnish any technical or support information; (f) any license or right by implication or estoppel; or (g) any warranty of MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE for implementations of Patents licensed by Buyer Parent.

5.5
No Warranty by HITACHI.  This Agreement does not and shall not be interpreted or construed to include:  (a) any warranty or representation on the part of HITACHI as to the validity, enforceability, or scope of any Patent licensed by HITACHI; (b) any warranty or representation that any specific apparatus or method used by Buyer Parent or its Subsidiaries in connection with any Patent licensed by HITACHI is or will be free from infringement of patents of others or other intangible rights of third parties; (c) any requirement to file any patent application, or secure or maintain any patent; (d) any obligation to bring or prosecute any action for infringement of any Patent licensed by HITACHI; (e) any obligation to furnish any technical or support information; (f) any license or right by implication or estoppel; or (g) any warranty of MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE for implementations of the Patents licensed by HITACHI.

6.	NOTICES

All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other internationally recognized express carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to a Party at the addresses set forth below, or at such other address as a Party may substitute by written notice provided to the other Party in such manner.  Such notices shall be deemed to have been served when delivered.

If to HITACHI:

IP Business Division
Intellectual Property Group
Hitachi, Ltd.
Atten:  General Manager
6-1 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8220 Japan

If to Buyer Parent:

7.	BUSINESS ACQUISITION, TRANSFER, CHANGE OF CONTROL, ETC.

7.1
Assignment and Change of Control of Buyer Parent HDD Business.  Buyer Parent may assign or transfer the rights, licenses, and covenants under Section 3.1 of this Agreement in connection with any sale or other transfer of (i) all or substantially all of Buyer Parent’s HDD business, (ii) all or substantially all of Buyer Parent’s HDD-related assets in a single transaction or a series of transactions, or (iii) any transaction under which Buyer Parent undergoes a change in control.

7.2
Assignment of Buyer Parent Non-HDD Business.  In connection with any sale or other transfer of (a) all or substantially all of Buyer Parent’s RAID, External Drive, and/or SSD business, or (b) all or substantially all of Buyer Parent’s RAID-, External Drive-and/or SSD-related assets in a single transaction or a series of transactions, Buyer Parent may assign or transfer the rights, licenses and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 corresponding to the sold or transferred business, subject to the following limitations:

(a)
The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 shall be assignable provided that:  the acquiring third party (“Acquiring 3rd Party”) agrees to grant a royalty-free license to HITACHI and the HITACHI Sublicensed Subsidiaries under the Patents which would fall within the scope of Buyer Parent SSD Patents or Buyer Parent RAID Patents if the Acquiring 3rd Party were named in the place of Buyer Parent in Sections 1.4 and 1.5 hereunder, in each case for the applicable term set forth in Section 4.1;

(b)
The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 shall not be extended to the business originally run by the Acquiring 3rd Party or any of its Subsidiaries.  To the extent that such rights, licenses and covenants continue to extend to the acquired portion of the business, the extension shall be limited to a revenue of such business equal to no more than the revenue of the acquired business in the twelve (12) months preceding such sale or transfer plus twenty percent (20%); and shall also be limited, in each of the successive twelve-month periods following such transfer or sale, to a revenue equal to no more than the immediately preceding twelve-month period plus twenty percent (20%).  To the extent that the business exceeds this cap, and the Acquiring 3rd Party desires to obtain further rights and licenses, the Acquiring 3rd Party and HITACHI shall discuss a mutually acceptable resolution; and,

(c)
In no event shall the rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 supersede or relieve any obligation by any party to pay on-going royalties under any existing patent license agreement with respect to business operations of the Acquiring 3rd Party.

(d)
The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 may not be assigned or transferred by Buyer Parent to any Acquiring 3rd Party if such Acquiring 3rd Party or any of its Subsidiaries has made, in court or otherwise, a written allegation of patent infringement against HITACHI that existed prior to the completion of the assignment or transfer and has not been resolved prior to the completion of the assignment or transfer.

7.3
Impact of Change of Control of Buyer Parent or HGST on Sections 3.2, 3.3, 3.4, 3.5 and 3.6 Licenses.  In the event that in a single transaction or in a series of transactions Buyer Parent is acquired by a third party, through a merger, stock sale, asset purchase, or otherwise, HITACHI may, at its option, terminate the rights, licenses, and covenants under Section 3.2, 3.3, 3.4, 3.5 or 3.6 of this Agreement (but not the license under Section 3.1), if and only if the Acquiring 3rd Party or any of its Subsidiaries is a competitor in the RAID business.  Buyer Parent shall timely notify HITACHI in writing of the acquisition with the information reasonably required for HITACHI to determine whether or not to terminate those rights, including the framework and schedule of the acquisition.  HITACHI shall notify, in turn, Buyer Parent in writing of its election whether or not to terminate the license within ninety (90) days after receipt of the notice.  In the event that HITACHI chooses to terminate the license pursuant to the terms of this provision, HITACHI and Buyer Parent shall have a good faith basis upon which to renegotiate the license.  Notwithstanding the foregoing, the rights, licenses and covenants in Sections 3.1 and 3.8 shall not be terminated in any event.

7.4
Acquisition of Non-HDD Business by Buyer Parent.  In the event that Buyer Parent directly or indirectly acquires a Non-HDD Business pursuant to a merger, asset or stock purchase, or otherwise in a single transaction or a series of transactions during the Term, HITACHI shall have an option not to extend the rights, licenses, releases, and covenants under Section 3 to such Non-HDD Business; provided, however, if HITACHI exercises the option, the Patents owned or controlled by the acquired Non-HDD Business shall not be included in the definitions of Buyer Parent SSD Patents or Buyer Parent RAID Patents.  Buyer Parent shall notify HITACHI in writing of the acquisition with information of the acquired Non-HDD Business reasonably required for HITACHI to determine the exercise of the option.  HITACHI shall notify, in turn, Buyer Parent in writing of its exercise of the option or not within ninety (90) days after HITACHI received such notice without delay.

7.5
Assignment of RAID Business By HITACHI.  HITACHI may assign or transfer the rights, licenses and covenants under Section 2.2 in connection with any sale or other transfer of (i) all or substantially all of HITACHI’s RAID business or (ii) substantially all of HITACHI’s related RAID assets in a single transaction or a series of transactions.

7.6
Assignment of SSD Business By HITACHI.  HITACHI may assign or transfer the rights, licenses and covenants under Section 2.1 in connection with any sale or other transfer of (i) all or substantially all of HITACHI’s SSD business or (ii) substantially all of HITACHI’s related SSD assets in a single transaction or a series of transactions during the Term.

7.7
Change of Control of HITACHI.  In the event that in a single transaction or in a series of transactions HITACHI is acquired by a third party, through a merger, stock sale, asset purchase, or otherwise, this Agreement shall remain effective and shall not be terminated.

7.8
Notice of Assignment/Transfer.  In the event of a valid assignment or transfer (i.e., one made pursuant to the terms of Section 7.1, 7.2, 7.5 or 7.6 above) by either Party of this Agreement, the transferring or assigning Party shall, within ninety (90) calendar days, provide the other Party notice, in writing, of such assignment or transfer and shall identify the person to whom it has made such assignment or transfer.

7.9
Effect of Assignment.  Any license, covenants and/or any other rights assigned by either Party pursuant to any provision of this Section 7 shall be effective with respect to the assignee (and its business and operations) on a prospective basis only.  Accordingly, no such assignment shall relieve, release or discharge any assignee from any liability for damages accruing prior to the effective date of the applicable assignment due to the infringement of any Patent licensed under this Agreement.  Should either Party assign or otherwise transfer this Agreement or any of its respective Patents, such transfer shall not operate to terminate, impair or in any way modify the licenses and releases provided by the Parties herein, except as expressly provided for under the terms of this Agreement.

7.10
Assignment of Patents.  From and after any assignment or transfer of a Patent by either Party or its Subsidiaries, the assignee shall be bound by the terms and conditions of this Agreement with respect to such Patents.

7.11	Sublicense. Neither party, nor their Subsidiaries, may sublicense any rights under this Agreement unless otherwise provided hereunder.

8.	MISCELLANEOUS

8.1
Entire Agreement.  This Agreement contains the complete agreement between, and contains all of the promises and undertakings made to each other by, the Parties regarding the subject matter of this Agreement.  Any and all prior agreements, representations, negotiations, and undertakings between the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged by and into this Agreement.  This Agreement may not be revised or modified without the mutual written consent of the Parties.

8.2
Severability.  If any paragraph, provision or clause of this Agreement shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, in a judgment from which no further appeal can be taken, the remainder of this Agreement shall remain valid and enforceable, and to the extent required in the pursuit of this Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision that reflects the Parties’ intent in entering this Agreement.

8.3
No Other Rights.  Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patent, other than the Patents licensed to Buyer Parent and HITACHI.  Neither Party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Patents licensed to Buyer Parent and HITACHI.)

8.4
ADR Provision.  The Parties agree that, in the event of a dispute arising under this Agreement, the Parties shall agree to attend a non-binding mediation prior to bringing any action in a court of law.  The mediation shall be facilitated by a neutral third-party, selected by the parties.  A representative from each Party with authority to settle on behalf of that party shall attend the mediation in person.  The purpose of the mediation is to resolve the disputed issue(s) without the need for formal legal proceedings.

8.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and fully performed in such state.

8.6
Jurisdiction.  The Parties agree that the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) shall have exclusive jurisdiction of interpreting or enforcing this Agreement.  The parties expressly waive their right to a trial by jury.

8.7	Counterparts. This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

8.8
Bankruptcy Code.  The Parties acknowledge and agree that the rights and licenses granted in this Agreement, including but not limited to Section 2.0, are “intellectual property” as defined in Section 101 (35) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), for purposes of Section 365(n) of the Code, and have been licensed in this Agreement in a contemporaneous exchange for value.

8.9
Further Assurances.  Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request, to effect, evidence, record or perfect any of the licenses and other rights set forth in this Agreement.  The requesting Party shall reimburse the other Party for its reasonable out-of-pocket costs in responding to a request under this Section.

8.10
Disclosure.  The terms of this Agreement shall remain confidential and neither Party shall disclose this Agreement or its terms to any individual or entity, except (a) with the prior written consent of the other Party, (b) to the extent disclosure by a Party is required by law or order of a court of competent jurisdiction, provided that, in such event, such Party shall provide the other Party prompt, advance notice of such requirement to allow intervention (and shall cooperate with the other Party) to contest or minimize the scope of the disclosure (including through application for a protective order) or (c) in confidence by a Party to its auditors or legal counsel in connection with the provision of audit or legal services (respectively) to such Party, to the extent required for the provision of such services.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.

For and on behalf of
Hitachi Ltd., and HITACHI Sublicensed Subsidiaries,

By:		Date:
Name:	Naoya Takahashi
Title:	Executive Vice President and Executive Officer

For and on behalf of
Western Digital Corporation, a Delaware corporation, and its Subsidiaries,

By:	Date:
Name:
Title: